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               Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses of Delaware Diversified Income Fund dated December 31, 2002 and Delaware Strategic Income Fund dated September 30, 2002 (as supplemented September 29, 2003), to the use of our report dated December 6, 2002, included in the Delaware Diversified Income Fund 2002 Annual Report to shareholders, and to the incorporation by reference of our report dated September 12, 2003, included in the Delaware Strategic Income Fund 2003 Annual Report to shareholders in this Registration Statement (Form N-14)(No. 33-67490) of Delaware Group Adviser Funds.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
October 10, 2003